ADDENDUM TO INVESTMENT SUB-ADVISORY AGREEMENT
                        BETWEEN TOUCHSTONE ADVISORS, INC.
                      AND TURNER INVESTMENT PARTNERS, INC.

      This Addendum is entered into as of May 15, 2008 by and between Touchstone Advisors, Inc. (the "Advisor") and Turner Investment Partners, Inc. (the "Sub-Advisor").

      WHEREAS, the Advisor and the Sub-Advisor entered into an Investment Sub-Advisory Agreement dated as of February 17, 2006, as amended as of April 1, 2007 and as of July 20, 2007 (the "Sub-Advisory Agreement"); and

      WHEREAS, the Advisor and the Sub-Advisor wish to enter into this Addendum to the Sub-Advisory Agreement in order to change the compensation to the Sub-Advisor for the services to be provided to the Small Cap Value Opportunities Fund, to address certain regulatory matters, and to add or amend other terms and provisions as mutually agreed to by the parties;

      NOW, THEREFORE, it is agreed by and between the parties that Schedule C-1 of the Sub-Advisory Agreement containing the sub-advisory fee rate payable to the Sub-Adviser be amended as of the date of this Agreement as provided below to reflect the revised compensation payable on behalf of the Small Cap Value Opportunities Fund; and it is further agreed by and between the parties the Sub-Advisory Agreement be amended to reflect the addition of the following terms and provisions:

                                  SCHEDULE C-1
                                     TO THE
                        INVESTMENT SUB-ADVISORY AGREEMENT

                         LISTING OF FUNDS AND FEE RATES

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                         NAME OF FUND                       FEE RATE
--------------------------------------------------------------------------------
Touchstone Small Cap Value Opportunities Fund                 0.55%
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Touchstone Healthcare and Biotechnology Fund*                 0.50%
--------------------------------------------------------------------------------
Touchstone Mid Cap Fund*                                      0.50%
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* No change to July 20, 2007 Addendum.

1.    Regulatory Compliance

            (i) The Sub-Advisor agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment adviser. In selecting the Fund's portfolio securities and performing the Sub-Adviser's obligations hereunder, the Sub-Advisor shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company. The Sub-Advisor shall maintain compliance procedures that it reasonably believes are adequate to ensure the compliance with the foregoing. No supervisory activity undertaken by the Advisor shall limit the Sub-Advisor's full responsibility for any of the foregoing.

            (ii) The Sub-Advisor has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Advisor and the Fund. The Sub-Advisor shall ensure that its Access Persons (as defined in the Sub-Advisor's Code of Ethics) comply in all material respects with the Sub-Advisor's Code of Ethics, as in effect from time to time. Upon request, the Sub-Advisor shall provide the Fund with (i) a copy of the Sub-Advisor's current Code of Ethics, as in effect from time to time, and
      (ii) a certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Sub-Advisor's Code of Ethics. No less frequently than annually, the Sub-Advisor shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Sub-Advisor's Code of Ethics to the Fund and the Advisor. The Sub-Advisor shall respond to requests for information from the Advisor as to violations of the Code by Access Persons and the sanctions imposed by the Sub-Advisor. The Sub-Advisor shall immediately notify the Advisor of any material violation of the Code, whether or not such violation relates to a security held by any Fund.

            (iii) The Sub-Advisor shall notify the Trust's Chief Compliance Officer and Advisor immediately upon detection of (i) any material failure to manage any Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund's or the Adviser's policies, guidelines or procedures. In addition, the Sub-Advisor shall provide a quarterly report regarding each Fund's compliance with its investment objectives and policies and applicable law, including, but not limited to the 1940 Act, the Code, and the Fund's and the Advisor's policies, guidelines or procedures as applicable to the Sub-Advisor's obligations under this Agreement. The Sub-Advisor acknowledges and agrees that the Advisor may, in its discretion, provide such quarterly compliance certifications to the Board. The Sub-Advisor agrees to correct any such failure promptly and to take any action that the Board and/or the Advisor may reasonably request in connection with any such breach. The Sub-Advisor shall also provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act. The Sub-Advisor will promptly notify the Trust in the event (i) the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund's ownership of shares in the defendant) or the compliance by the Sub-Advisor with the federal or state securities laws or (ii) the controlling stockholder of the Sub-Advisor changes or an actual change in control resulting in an "assignment" (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

            (iv) The Sub-Advisor shall maintain separate books and detailed records of all matters pertaining to the Fund's assets advised by the Sub-Advisor required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Advisor, custodian or transfer agent appointed by the Fund) relating to its responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (the "Fund Books and Records" ). Copies of the Fund Books and Records shall be available to the Advisor and the Board at any time upon request shall be delivered to the Trust upon the termination of this Agreement and shall be available for telecopying without delay during any day the Fund is open for business.

2.    Security Fair Value

      The Sub-Advisor shall immediately notify the Advisor if the Sub-Advisor reasonably believes that the value of any security held by the Fund may not reflect fair value. The Sub-Advisor agrees to provide any pricing information of which the Sub-Advisor is aware to the Advisor and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund's valuation procedures for the purpose of calculating the Fund's net asset value in accordance with procedures and methods established by the Board.

3.    Errors & Omissions Insurance Coverage

      The Sub-Adviser shall maintain errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies. Furthermore, the Sub-Advisor shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

4.    Sub-Advisor Security Selection

      The Sub-Advisor represents and warrants that it has no arrangement or understanding with any party, other than the Trust, that would influence the decision of the Sub-Advisor with respect to its selection of securities for the Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund in a manner consistent with Sub-Advisor's fiduciary duty.

5.    Appointment of Other Sub-Advisor

      The Advisor shall notify the Sub-Advisor in writing of any intention to appoint another sub-advisor (the "Other Sub-Advisor") to manage a portion of the assets of the Small Cap Value Opportunities Fund and the fees it would pay the Other Sub-Advisor. Should the Advisor appoint an Other Sub-Advisor for a fee structure more favorable than that provided to Sub-Advisor, Sub-Advisor shall have the right to require the Advisor to pay it in accordance with the more favorable fee structure from the date of the appointment of the Other Sub-Advisor.

6.    Indemnification

      The following paragraph replaces in its entirety paragraph 5 of the Sub-Advisory Agreement:

      5. INDEMNIFICATION. The Sub-Advisor shall indemnify and hold harmless the Trust and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the "Sub-Advisor Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to the extent by reason of or arising out of: (a) the Sub-Advisor being in material violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Funds' Registration Statement or any written guidelines or instruction provided in writing by the Board, or (b) the Sub-Advisor's willful misfeasance, bad faith or gross negligence generally in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement. As used in this Section 6, the term "Sub-Advisor" shall include the Sub-Advisor and/or any other legal entity with business operations directly or indirectly controlling, controlled by or under direct or indirect common control with, the Sub-Advisor.

      Except for the foregoing revisions to the Sub-Advisory Agreement, the Sub-Advisory Agreement and prior Addenda shall continue in full force and effect and be binding upon the parties. The headings in this Addendum are for purposes of reference only and shall not limit or define the meaning thereof. This Addendum, together with the Sub-Advisory Agreement and prior Addenda, embody the entire agreement and understanding between the parties hereto, supersedes all prior agreements and understandings relating to the subject matter hereof, and may be amended or modified only with the mutual written consent of the parties. To the extent that this Addendum conflicts with the Sub-Advisory Agreement and prior Addenda, this Addendum is controlling. If any term, provision, or restriction of the Sub-Advisory Agreement or any Addendum is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the terms, provisions, and restrictions shall remain in full force and effect and shall in no way be affected, impaired or in any way invalidated by such court action, and such court shall have the authority to modify such term, provision, or restriction to the extent necessary to render it valid and enforceable, preserving as closely as possible the intent of the parties hereto. This Addendum shall be binding upon the parties and, to the extent permitted by the Sub-Advisory Agreement, their respective successors and assigns.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Addendum to be duly executed and delivered in its name and on its behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.

TOUCHSTONE ADVISORS, INC.                TURNER INVESTMENT PARTNERS, INC.


By:           /s/ James H. Grifo         By:           /s/ Brian F. McNally
              --------------------------               -------------------------

Print Name:   James H. Grifo             Print Name:   Brian F. McNally
              --------------------------               -------------------------

Print Title:  President                  Print Title:  General Counsel and CCO
              --------------------------               -------------------------

Date:         5-15-08                    Date:          5-15-08
              --------------------------               -------------------------